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                                                                      EXHIBIT 12



               UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES
                       RATIO OF EARNINGS TO FIXED CHARGES

                     (Millions of Dollars, Except for Ratio)


                                                          2000           1999         1998[a][b]         1997           1996[c]
                                                       ----------     ----------      -----------     ----------      ----------
Earnings from continuing operations ..............     $      842     $      783      $     (633)     $      432      $      733
Undistributed equity earnings ....................             24            (45)            (44)            (37)            (47)
                                                       ----------     ----------      ----------      ----------      ----------
   Total .........................................            866            738            (677)            395             686
                                                       ----------     ----------      ----------      ----------      ----------
Income taxes .....................................            468            419             (63)            244             380
                                                       ----------     ----------      ----------      ----------      ----------
Fixed charges:
   Interest expense including
     amortization of debt discount ...............            723            733             714             605             501
   Portion of rentals representing an interest
     factor ......................................            174            186             181             166             135
                                                       ----------     ----------      ----------      ----------      ----------
   Total .........................................            897            919             895             771             636
                                                       ----------     ----------      ----------      ----------      ----------
Earnings available for fixed charges .............     $    2,231     $    2,076      $      155      $    1,410      $    1,702
                                                       ----------     ----------      ----------      ----------      ----------
Fixed charges as above ...........................     $      897     $      919      $      895      $      771      $      636
                                                       ----------     ----------      ----------      ----------      ----------
Interest capitalized .............................             --             --              --              --              --
                                                       ----------     ----------      ----------      ----------      ----------
   Total .........................................     $      897     $      919      $      895      $      771      $      636
                                                       ----------     ----------      ----------      ----------      ----------
Ratio of earnings to fixed charges ...............            2.5            2.3             0.2             1.8             2.7
                                                       ----------     ----------      ----------      ----------      ----------


[a] Excluding the impact of the one-time goodwill charge of $547 million pre- and after-tax in 1998, the ratio of earnings to fixed charges would have been 0.8.

[b] 1998 earnings were inadequate to cover fixed charges by $740 million.

[c] 1996 information reflected the Corporation's waste management business as discontinued operations.